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                                                     Exhibit 5(a)










                              April 13, 1999



Union Tank Car Company
225 West Washington Street
Chicago, Illinois  60606

     Re:  Registration of $100,000,000 of Senior Secured Notes

Ladies and Gentlemen:

     We have acted as counsel to Union Tank Car Company, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement and the Prospectus contained therein relate to the public offering of $100,000,000 aggregate principal amount of Senior Secured Notes (the "Notes"). The Notes will be issued under an Indenture and Security Agreement (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee (the "Trustee").

     As such counsel, we have examined the form of Indenture and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. We have also assumed that the Indenture, when executed and delivered, will be substantially in the form submitted to us for examination.

     Based upon and subject to the foregoing, it is our opinion that:

          1. The execution and delivery of the Indenture by the Company and the issuance and sale of the Notes pursuant to the Indenture have been validly authorized by all necessary corporate action on the part of the Company.
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Union Tank Car Company
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April 13, 1999



          2. When (a) the Registration Statement shall become effective under the Act, (b) the Indenture shall become qualified under the Trust Indenture Act of 1939, as amended, (c) the securities or Blue Sky laws of certain states shall have been complied with, (d) the Indenture shall have been executed and delivered by the Company and the Trustee, (e) the Notes shall have been executed by the Company and authenticated by the Trustee, (f) the Notes shall have been issued as provided in the Indenture for the consideration specified in the Prospectus, and (g) the Notes shall have been sold pursuant to the provisions of the form of Underwriting Agreement between the Company and Salomon Smith Barney Inc, then the Notes will be binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). We express no opinion herein with respect to the grant, perfection or priority of any security interest or lien relating to the Notes.

     We are members of the Bar of the State of Illinois, and we express no opinion herein concerning any laws other than the law of the State of Illinois, and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus.

     As you are aware, a partner of our firm is a co-trustee of trusts which beneficially own capital stock of Marmon Holdings, Inc., the ultimate beneficial owner of all of the outstanding capital stock of the Company.

                              Very truly yours,




                              NEAL, GERBER & EISENBERG